Exhibit 10.12

WILIOT PARTNER AGREEMENT

(PIXELS, HARDWARE, AND CLOUD)

This Wiliot Partner Agreement (the “Agreement”) is made and entered into as of this 3 day of November, 2024 (the “Effective Date”) by and between

WILIOT LTD., an Israeli company with a place of business located at 6 Hatochen St., North Industrial Park, Caesarea 3079534, Israel (“Wiliot”)

and

SEE ID, Inc., a Nevada corporation doing business as Dot Ai with a place of business located at 5661 Cameron Street, Las Vegas, NV 89118 (“Dot Ai”).

The parties herein may be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Wiliot is the developer and provider the Wiliot Solution;

WHEREAS, Dot Ai has experience in developing, marketing and promoting industrial products and services similar to the Wiliot Solution, and represents it is capable of effectively soliciting sales of, and services for, the Wiliot Solution; and

WHEREAS, Dot Ai desires to obtain from Wiliot, and Wiliot is willing to grant to Dot Ai, the following rights (in accordance with the provisions of this Agreement):

(a)	a right to promote and market the Wiliot Solution as a whole; and

(b)	a right to buy and resell Wiliot IoT Pixels and Hardware;

(c)	a right to distribute Wiliot Cloud subscriptions (as part of an Integrated Solution); and

(d)	a right to provide Professional Services.

NOW THEREFORE, in consideration of the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS. The following capitalized terms have the meanings set forth below:

“Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with such Party, whereby “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise.

“Authorized Manufacturers” means third party manufacturers that have been authorized by Wiliot (for example, via the Wiliot Portal) to manufacture and/or supply the Wiliot IoT Pixels and/or Hardware.

“Customer” means any entity in the Territory and the Vertical that wishes to purchase the Wiliot Solution on an end-use basis (and not for further resale or distribution).

“Customer-Dot Ai Order” means the contract (and any related purchase orders) between Dot Ai and the Qualified Customer for, as the case may be, the Integrated Solution (in respect of Wiliot Cloud), Wiliot IoT Pixels, and/or Hardware.

“Documentation” means any operational guides, technical manuals, or similar documentation that accompany the Wiliot Cloud, Wiliot IoT Pixels and/or Hardware. Unless the context requires otherwise, references herein to the Wiliot Cloud, Wiliot IoT Pixels, and Hardware shall be deemed to include their respective Documentation.

“Dot Ai Application” means any of the Dot Ai’s cloud-based software applications set forth in Schedule B (Dot Ai Applications and Description; Integration Requirements) hereto, which are designed to interoperate with the Wiliot Cloud, and subject to such applications continuing to meet the applicable Integration Requirements and Dot Ai Application Description.

“Dot Ai Application Description” the description(s) of a Dot Ai Application set forth in Schedule B (Dot Ai Applications and Description; Integration Requirements) hereto.

“Government Approvals” means any authorizations, approvals, licenses, certifications, permits, and/or consents from relevant government authorities, relevant government agencies, and relevant industry bodies, for the adoption and use of the Wiliot Cloud, Hardware, and/or Wiliot IoT Pixels in the Territory and Vertical.

“Hardware” means the peripheral hardware items (such as gateways and bridges) used in conjunction with the Wiliot IoT Pixels, as further specified in Schedule A (Wiliot IoT Pixels and Hardware) hereto.

“Integration Requirements” means the technical, functional, and security requirements set forth in Schedule B

(Dot Ai Applications and Description; Integration Requirements) hereto.

“Integrated Solution” means an integrated solution comprised of Wiliot Cloud and the Dot Ai Application.

“Intellectual Property Rights” means any and all rights, titles, and interests (under any jurisdiction or treaty, whether protectable or not, whether registered or unregistered, and whether vested, contingent, or future) in and to inventions, discoveries, works of authorship, designs, software, technical information, databases, know- how, mask works, methods, technology, and other intellectual property, and includes but is not limited to patents, copyrights and similar authorship rights, moral (and similar personal) rights, mask work rights, data and database rights, trade secret rights and similar rights in confidential information and other non-public information, design rights, trademark, service mark, trade name, trade dress and similar branding rights, as well as: (i) all applications, registrations, renewals, reexaminations, extensions, continuations, continuations-in-part, provisionals, substitutions, divisions or reissues of or for the foregoing; and (ii) all goodwill associated with the foregoing.

“Law” means any federal, state and local law, statute, ordinance, rule or regulation of any jurisdiction.

“Marketing Material” means any brochures, sales literature, white papers, advertisements, or other marketing or promotional material of or about the Wiliot Solution or Wiliot.

“Marks” means trademarks, trade names, logos, design marks, service marks, service names, trade dress, and brand names.

“Professional Services” means Wiliot Solution-related professional services (such as installation, deployment, configuration, integration, customization, and training).

“Qualified Customer” shall have the meaning given to it in Schedule C (Customer Qualification) hereto.

“Territory” means worldwide (except to the extent expressly agreed otherwise between the Parties in writing).

“Vertical” means any vertical (except to the extent expressly agreed otherwise between the Parties in writing).

“Wiliot Cloud” means Wiliot’s sensing and analytics cloud solution for the decryption, transmission, and other processing of Wiliot IoT Pixel sensor data, and (as applicable) the associated SaaS platform, WiliotApp mobile application, APIs, SDKs, and other Intellectual Property that Wiliot makes available in connection with such cloud solution.

“Wiliot Portal” means, if and once available, Wiliot’s online eco-system for the Wiliot Solution, connecting manufacturers, suppliers, partners, and customers. Prior to such eco-system being available, the Wiliot Portal shall be the relevant partner portal/tool that Wiliot makes available to Dot Ai.

“Wiliot Solution” means Wiliot’s sensing-as-a-service solution, comprised inter alia of the Wiliot Cloud, the Wiliot IoT Pixels, and the Hardware. Unless the context requires otherwise, references herein to the Wiliot Solution shall be deemed to include (as the case may be) the Wiliot Cloud, the Wiliot IoT Pixels, and/or the Hardware.

“Wiliot IoT Pixels” means Wiliot’s proprietary tags, as further specified in Schedule A (Wiliot IoT Pixels and Hardware) hereto.

2.	APPOINTMENT AND LICENSE.

2.1.	Appointment; Non-Exclusive. Subject to the terms and conditions of this Agreement, Wiliot hereby appoints Dot Ai, during the Term and within the Territory and the Vertical, as an authorized, non-exclusive distributor of the Wiliot Solution (and for Wiliot Cloud, only as part of the Integrated Solution) to potential Customers. Dot Ai hereby accepts the foregoing appointment. For the avoidance of doubt, Wiliot reserves the right to market, distribute and otherwise make available any of its products and services (including, without limitation, the Wiliot Solution) to any customer or channel partner anywhere in the world (including, without limitation, in the Territory and Vertical), whether directly or indirectly through Affiliates or other channels and distribution tiers (subject to Wiliot’s undertakings in Schedule C regarding Qualified Customers).

2.2.	Dot Ai License. In connection with the foregoing appointment, and subject to the terms and conditions of this Agreement (including without limitation Dot Ai obtaining and maintaining Certification), Wiliot hereby grants Dot Ai a personal, non-exclusive, non-transferable, non-sublicensable (unless approved in writing by Wiliot), limited license, during the Term (defined below), to:

(a)	Promote, market, and demonstrate the Wiliot Solution to potential Customers within the Territory and the Vertical, and use Wiliot’s designated Marks and Marketing Material in performance of the foregoing activities (including for the purpose of Dot Ai identifying itself as an authorized reseller of Wiliot);

(b)	Resell Wiliot IoT Pixels and Hardware to Qualified Customers;

(c)	Integrate the Wiliot Cloud with the Dot Ai Application, in accordance with the Integration Requirements;

(d)	Sell subscriptions to Wiliot Cloud (but solely as part of the Integrated Solution, and not on a standalone basis) to Qualified Customers; and

(e)	Provide related Professional Services (but for clarity, only those permitted under the Dot Ai’s Certification) to Qualified Customers who have purchased Wiliot Cloud subscriptions, Wiliot IoT Pixels, and/or Hardware

((a)	through (e) collectively, the “Dot Ai License”). Except as set forth in this Agreement, Dot Ai is granted no other right or license in or to the Wiliot Solution or any other Wiliot Intellectual Property Rights. Any right not expressly granted to Dot Ai in this Agreement is hereby reserved by Wiliot (and its licensors and suppliers). To the extent Dot Ai sublicenses any of its rights under the Dot Ai License (whether or not Wiliot has approved such sublicense), Dot Ai shall remain primarily responsible and liable for the acts and omissions of its sublicensees.

2.3.	White Labeling. Except to the extent agreed otherwise between the Parties and herein, Dot Ai shall not be entitled to White Label the Wiliot Cloud portion of the Integrated Solution. Dot Ai shall ensure that any White Labeling adheres to the guidelines set forth in Schedule D (White Labeling Guidelines) hereto. “White Label” shall mean that Dot Ai is authorized to remove the Wiliot Marks from the Wiliot Cloud and use Dot Ai’s owning branding.

2.4.	License Restrictions. As a condition to the Dot Ai License, and except to the extent expressly permitted under this Agreement or in writing by Wiliot, Dot Ai shall not do (or permit or encourage to be done) any of the following, in whole or in part (collectively, the “License Restrictions”): (a) make, copy, “frame” or “mirror” the Wiliot Solution; (b) sell, assign, transfer, lease, rent, sublicense, or otherwise distribute or make available the Wiliot Solution to any third party (such as offering it as part of a time-sharing, outsourcing or service bureau environment); (c) publicly perform, display or communicate the Wiliot Solution; (d) modify, adapt, translate, or create a derivative work of the Wiliot Solution; (e) decompile, disassemble, decrypt, reverse engineer, extract, or otherwise attempt to discover the source code or non- literal aspects (such as the underlying structure, sequence, organization, file formats, non-public APIs, ideas, or algorithms) of, the Wiliot Solution; (f) remove, alter, or conceal any copyright, trademark, or other proprietary rights notices displayed on or in the Wiliot Solution; (g) circumvent, disable or otherwise interfere with security-related or technical features or protocols of the Wiliot Solution; (h) use the Wiliot Solution to develop any service or product that is the same as (or substantially similar to), or otherwise competitive with, the Wiliot Solution; (i) store or transmit any robot, malware, Trojan horse, spyware, or similar malicious item intended (or that has the potential) to damage or disrupt the Wiliot Solution; (j) employ any hardware, software, device, or technique to pool connections or reduce the number of servers/machines, agents, or users that directly access or use the Wiliot Solution (sometimes referred to as ‘virtualisation’, ‘multiplexing’ or ‘pooling’), including without limitation in order to exceed or circumvent the licensed or authorized scope of use; or (k) use the Wiliot Solution in connection with any internal performance testing or benchmark studies of which the results are designated or likely to be published in any form or media, or otherwise made available to the public, without Wiliot’s prior express written approval, or otherwise disclose or publish such results.

2.5.	Intentionally Omitted.

2.6.	Wiliot Portal. Following general availability of the Wiliot Portal, Dot Ai shall be entitled during the Term of this Agreement to access the Wiliot Portal, and Wiliot hereby consents to use of the Wiliot Portal for certain purposes contemplated by this Agreement. The Wiliot Portal may issue to Dot Ai a unique identifier in order to track Dot Ai-related transactions within the Wiliot eco-system (a “Unique Dot Ai ID”). Dot Ai shall keep confidential all login credentials, and shall not, directly or indirectly, allow any third party access, other than its directors, officers, employees, consultants, professional advisors (including, without limitation, attorneys, financiers, and accountants), contractors, and agents (each of the aforementioned representatives of Dot Ai being collectively referred to herein as the “Representatives”) in the context of their provision of services to Dot Ai and who have need for such access, to Dot Ai’s Wiliot Portal account. Dot Ai shall be solely responsible and liable for all activities that occur under Dot Ai’s Wiliot Portal account.

2.7.	Material Dot Ai Application Modifications. Any Material Dot Ai Application Modification, which affects (or may affect) the Integrated Solution, shall be subject to Wiliot’s prior review and approval, which approval shall only be valid if set forth in a mutually executed amendment of the Dot Ai Application Description. Notwithstanding any approval given by Wiliot, under no circumstances shall Wiliot be required to modify or otherwise update the Wiliot Cloud. “Material Dot Ai Application Modifications” are modifications and/or updates to a Dot Ai Application that cause the Dot Ai Application not to materially conform with the Dot Ai Application Description or that are otherwise material.

2.8.	Wiliot Cloud Modifications. Dot Ai shall be solely responsible for ensuring the continuous compatibility of the Dot Ai Application with any modifications or other updates to the Wiliot Cloud that Wiliot elects to release under this Agreement.

2.9.	Dot Ai Application Security Review. Wiliot may conduct periodic security evaluations of the Dot Ai Application, which may include a qualitative assessment involving review of a completed questionnaire, an interview with appropriate Dot Ai personnel, and/or security testing. Wiliot conducts such security evaluations for its own benefit and Dot Ai shall not rely on or promote any successful passage by a Dot Ai Application of such evaluation. In Wiliot’s discretion, Wiliot may elect not to permit Dot Ai to provision the Integrated Solution unless Dot Ai has successfully passed the Dot Ai Application security review. There may be reasonable fees associated with such review. Security testing may include remote application- level security testing of the Dot Ai Application, and network-level security testing including a vulnerability threat assessment. Wiliot may conduct such testing itself or through a third party; provided, that any third party must execute a nondisclosure and confidentiality agreement in a form provided by Dot Ai. Wiliot will provide reasonable notice to Dot Ai before starting such testing. Wiliot will also cooperate reasonably with Dot Ai to minimize the effects of such testing on Dot Ai’s business and operations. Dot Ai agrees to reasonably cooperate with such testing.

2.10.	Dot Ai Certification. Unless Dot Ai has already received Certification prior to the Effective Date, Dot Ai shall promptly undergo and complete Wiliot’s partner certification process and criteria (“Certification” and “Certified”). To the extent that, on a case-by-case basis, Wiliot authorizes Dot Ai to engage a sub- reseller (or other sub-partner) for the deployment of the Integrated Solution to Customer, Dot Ai shall ensure that such third party also obtains Certification promptly after commencing such engagement. Such Certification shall only remain valid during the Term of this Agreement.

2.11.	License to Dot Ai Application. Dot Ai hereby grants to Wiliot and its Affiliates a limited, worldwide, nonexclusive, royalty-free, paid-up right and license, during the Term, to host, copy, transmit, distribute, display, modify, and create derivative works of, the Dot Ai Application solely to the extent necessary for Wiliot to perform under this Agreement.

3.	MARKETING AND PROMOTION

3.1.	General. During the Term, Dot Ai shall use all commercially reasonable efforts to market and promote the Wiliot Solution (and for the Wiliot Cloud, only as part of the Integrated Solution) to prospective Customers in the Territory and Vertical. During the Term, each Party shall use commercially reasonably efforts and provide reasonable assistance to the other Party in responding to requests, questions, consultations from Wiliot and, if required, governmental authorities and agencies. Without limiting the generality of the foregoing, Dot Ai commits to: (a) fully cooperating with Wiliot in upsells and renewals of Wiliot Cloud subscriptions; (b) offering Professional Services to its Qualified Customers; and (c) promoting the Wiliot Solution on Dot Ai’s website. Dot Ai shall not market or otherwise offer a version of the Dot Ai Application designed to interoperate with Wiliot Cloud other than the Integrated Solution, except that the foregoing does not restrict Dot Ai from offering the Dot Ai Application on a standalone basis (i.e., not integrated with Wiliot Cloud as part of an Integrated Solution).

3.2.	Authorized Manufacturers. Dot Ai shall facilitate Qualified Customers’ purchases of Wiliot IoT Pixels and the Hardware through Authorized Manufacturers or through Wiliot.

3.3.	Marketing Material. Wiliot may from time to time provide Dot Ai with Marketing Material. Any Marketing Material prepared by Dot Ai shall be subject to the express prior written approval of Wiliot (in its sole discretion) before use. Dot Ai shall withdraw and retract any Marketing Material that Wiliot determines (in its sole discretion) to be unsuitable or to otherwise be in breach of this Agreement.

3.4.	Trade Shows. Dot Ai shall notify Wiliot of any participation of Dot Ai in any tradeshows or exhibitions for the Wiliot Solution (“Trade Shows”), as well as the set-up of the display/booth used at the Trade Shows. Wiliot shall be entitled to send a representative to attend together with Dot Ai any Trade Show and participate in the display.

3.5.	Sales Forecast. Dot Ai shall, using the tools available in the Wiliot Portal, provide Wiliot with a calendar quarterly sales forecast for Wiliot IoT Pixels and Hardware, as well the potential customers that Dot Ai is currently pursuing. Such forecasts shall be non-binding on the Parties, but will represent Dot Ai’s good faith best estimate.

3.6.	Restrictions. Dot Ai shall have no right, power or authority to do (or purport to have the right, power or authority to do) any of the following: (i) undertake, incur, or assume any obligation, liability or commitment on behalf of Wiliot or its Affiliates; or (ii) make or offer any promises, representations, warranties, or guarantees about the Wiliot Solution or Wiliot, on Wiliot’s behalf, except to the extent provided in Marketing Materials and Documentation, or otherwise expressly pre-approved in writing by Wiliot.

3.7.	Feedback. Dot Ai shall keep Wiliot promptly informed (in written detail) as to any problems, feedback, ideas or suggestions regarding the Wiliot Solution or any Marketing Material, whether raised by Dot Ai or third parties (collectively, “Feedback”). For the avoidance of doubt, Wiliot shall be entitled to use and exploit Feedback in any manner whatsoever, without any obligation or restriction.

3.8.	Authorizations. Dot Ai shall be solely responsible for obtaining and maintaining, throughout the Term, any authorizations, approvals, licenses, certifications, permits, and/or consents required under applicable Law, if any, for Dot Ai to perform its obligations under this Agreement, including without limitation applicable Laws regarding hazardous substances, recycling, reporting, registration, product marking and disclosure, and marketing. Without limiting the generality of the foregoing, prior to importing or otherwise dealing in the Wiliot Solution in the Territory and Vertical, Dot Ai shall ensure that it has obtained (and shall continue to maintain throughout the Term) all Government Approvals required under applicable law, if any, for Dot Ai to perform its obligations under this Agreement.

4.	ORDERING

4.1.	Pricing for Pixels and Hardware. The Wiliot IoT Pixel and Hardware pricing terms and conditions between Wiliot and Dot Ai hereunder (the “Pixel and Hardware Pricing”) shall be agreed between Wiliot and Dot Ai in writing on a case-by-case basis (for example, in a price quote issued by Wiliot); it being clarified, however, that the pricing and payment terms between a Qualified Customer and Dot Ai under the Customer-Dot Ai Order shall be determined and agreed solely by Dot Ai and the Qualified Customer. In the event Wiliot commits (in a mutually signed writing referencing this Agreement) to a certain list price for Wiliot IoT Pixels and/or Hardware, then Wiliot may, from time to time, modify the such list price by way of at least thirty (30) days’ prior written notice (email acceptable) to Dot Ai (and, for the avoidance of doubt, such change shall not affect existing and valid Purchase Orders).

4.2.	Pricing and Fees for Wiliot Cloud. Pricing for the Wiliot Cloud between Wiliot and Dot Ai hereunder (the “Wiliot Cloud Pricing”), shall be agreed between Wiliot and Dot Ai in writing on a case-by-case basis (for example, in a price quote issued by Wiliot); it being clarified, however, that the pricing and payment terms between a Qualified Customer and Dot Ai under the Customer-Dot Ai Order shall be determined and agreed solely by Dot Ai and the Qualified Customer. In the event Wiliot commits (in a mutually signed writing referencing this Agreement) to a certain list price for, then Wiliot may, from time to time, modify the such list price by way of at least thirty (30) days’ prior written notice (email acceptable) to Dot Ai (and, for the avoidance of doubt, such change shall not affect existing and valid Wiliot Cloud purchases). Based on the Wiliot Cloud Pricing, Dot Ai will pay Wiliot the fees and other charges for the Wiliot Cloud according to the then-applicable Wiliot Cloud sensing capabilities (such as temperature, humidity, proximity, location) and time resolution dimensions (“Wiliot Cloud Functions”) selected by Dot Ai in respect of each Qualified Customer (the “Cloud Fees”). In the event Dot Ai adds additional Wiliot Cloud Functions and/or the Qualified Customer utilizes additional Wiliot Cloud Functions (each, a “Cloud Upgrade”), any incremental Cloud Fees associated with such Cloud Upgrade will be prorated over the remaining period of the then-current billing cycle.

4.3.	Order Forms. The Parties may, from time to time, enter into Order Forms (or similar ordering documents) referencing this Agreement, in respect of certain Wiliot IoT Pixel, Hardware, and/or Wiliot Cloud transactions hereunder (each, an “Order Form”). Each Order Form is hereby deemed incorporated into this Agreement by reference.

4.4.	Customer-Dot Ai Order. Dot Ai is responsible for the collection of all sums due from the Qualified Customer under the Customer-Dot Ai Order. If reasonably requested by Wiliot, Dot Ai will furnish Wiliot a copy of any Customer-Dot Ai Order; provided, however, that any confidential or proprietary information or personally identifiable information shall be redacted.

4.5.	Dot Ai Purchase Order to Wiliot for Pixels and Hardware. In respect of Qualified Customers, Dot Ai shall be entitled to issue to Wiliot (or, if instructed by Wiliot, to its Affiliate) a purchase order for Wiliot IoT Pixels and/or Hardware (and, if applicable, such purchase order shall reference the ID number of any corresponding price quote issued by Wiliot) (a “Purchase Order”). A Purchase Order shall only be valid and binding if and once it is expressly accepted in writing by Wiliot (for example, via the Wiliot Portal). Each accepted Purchase Order is hereby incorporated into, and made a part of, this Agreement by reference. Any terms or conditions (whether printed, hyperlinked, or otherwise) in a Purchase Order, which purport to supersede, modify, or supplement this Agreement (or any corresponding price quote issued by Wiliot), shall be deemed rejected, void and of no effect, even if the Purchase Order is signed or acknowledged by Wiliot.

4.6.	Invoicing and Payment Terms for Pixels and Hardware. Wiliot (or, if applicable, its Affiliate) will be entitled to invoice Dot Ai for each Purchase Order as follows: (a) fifty percent (50%) upon Purchase Order acceptance; and (b) fifty percent (50%) upon delivery to Dot Ai. Dot Ai shall pay such invoices within sixty (60) days from the date of such invoice

4.7.	Billing Cycle and Payment Terms for Wiliot Cloud. The billing cycle for Wiliot Cloud shall be (as determined by Wiliot, or otherwise agreed between the Parties) on an annual basis or a calendar monthly basis, in arrears. Accordingly, Wiliot shall be entitled to invoice Dot Ai for the Cloud Fees immediately following the end of the month for which the Cloud Fees are due. Dot Ai shall pay such invoices within sixty (60) days from the date of such invoice. Wiliot shall be entitled to invoice Dot Ai, as well as issue Wiliot Cloud- and fee-related reporting and billing notices, via email, as well as via a functionality of the Wiliot Dot Ai Portal.

4.8.	General Payment Terms. Unless expressly stated otherwise in this Agreement or in a Purchase Order or Order Form: (a) all amounts are stated, and are to be paid, in US Dollars; and (b) all payments and payment obligations under this Agreement are non-refundable, and are without any right of set-off or cancellation. Dot Ai shall pay invoices irrespective of whether Dot Ai has received payment from the corresponding Qualified Customer. Any amount not paid when required to be paid hereunder shall accrue interest on a daily basis until paid in full, at the lesser of: (i) the rate of one half percent (0.5%) per month; or (ii) the highest amount permitted by applicable Law.

4.9.	Taxes. All pricing under this Agreement is exclusive of applicable taxes (including, without limitation, any applicable value added taxes and non-income withholding taxes), transportation charges, duties and tariffs, all of which will be Dot Ai’s responsibility (other than income taxes). If Dot Ai is required by law to make any deduction or to withhold from any sum payable to Wiliot or its Affiliate hereunder, then the sum payable by Dot Ai, upon which the deduction or withholding is based, will be increased to the extent necessary to ensure that, after all deduction and withholding (other than income taxes), Wiliot or its Affiliate (as applicable) receives and retains, free from liability for any deduction or withholding, a net amount equal to the amount it would have received and retained in the absence of the required deduction or withholding.

5.	CUSTOMER-DOT AI ORDER

Dot Ai shall ensure that:

(a)	no Customer-Dot Ai Order is inconsistent or conflicting with any of the terms and conditions of this Agreement (such as those provisions herein governing usage scope and restrictions, ownership rights, confidentiality, warranties, and liability);

(b)	each Customer-Dot Ai Order imposes usage restrictions on the Wiliot Solution substantially equivalent to the License Restrictions; and

(c)	each Customer-Dot Ai Order clearly states that (and Dot Ai shall otherwise procure the Qualified Customer’s acceptance that) neither Wiliot nor its Affiliates shall have any obligation or liability of any kind whatsoever towards the Qualified Customer, except pursuant to the Wiliot Limited Warranty.

6.	WILIOT IoT PIXELS AND HARDWARE DELIVERY

For the avoidance of doubt, this Section (Wiliot IoT Pixels and Hardware Delivery) does not cover or apply to Wiliot IoT Pixels or Hardware that Dot Ai purchases from an Authorized Manufacturer.

6.1.	General. Wiliot shall use commercially reasonable efforts to meet any delivery dates specified in a Purchase Order; however, Dot Ai acknowledges that such delivery dates are estimates only. If Dot Ai defaults in payment for Wiliot IoT Pixels and/or Hardware after thirty (30) days notice, Wiliot may suspend or withhold further delivery of the Wiliot IoT Pixels or Hardware. Unless expressly agreed otherwise in writing between the Parties, Wiliot IoT Pixels and Hardware will be deemed accepted upon delivery unless Dot Ai notifies Wiliot of any deficiency or failure within five (5) days of delivery.

6.2.	Incoterms. Unless stated otherwise in a Purchase Order, all Wiliot IoT Pixel and Hardware deliveries to Dot Ai shall be Ex Works (Incoterms 2020) the applicable facility of Wiliot or its fulfillment provider (at which time risk of loss of, or damage to, the Wiliot IoT Pixel or Hardware shall pass to Dot Ai).

6.3.	Title to Wiliot IoT Pixels and Hardware. Title to Wiliot IoT Pixels and Hardware shall only pass to Dot Ai upon full payment therefor by Dot Ai; provided, however, that to the extent the foregoing arrangement is not permissible under applicable Law, then: (a) title to such Wiliot IoT Pixel or Hardware (as applicable) shall pass to Dot Ai at the same time as risk of loss/damage (in accordance with the applicable Incoterms); and (b) pending full payment for the Wiliot IoT Pixel or Hardware (as applicable), Wiliot hereby reserves and maintains, and Dot Ai hereby grants to Wiliot, a first priority purchase money security interest in the Wiliot IoT Pixel or Hardware, wherever located, together with all replacements and proceeds (including without limitation insurance proceeds) related thereto or derived therefrom. Dot Ai agrees upon Wiliot’s request to sign appropriate financing statements (and other normal and customary documentation reasonably acceptable to Dot Ai) evidencing Wiliot’s security interest.

7.	SUPPORT AND PROFESSIONAL SERVICES

7.1.	Wiliot IoT Pixels Support to Dot Ai. In accordance with Wiliot’s policies, and subject to Dot Ai remaining current on all payment obligations hereunder, Wiliot (and/or its Affiliates and service providers) will provide Dot Ai with reasonable level-3 technical support in connection with the Qualified Customer’s deployment of the Wiliot IoT Pixels, as customarily and generally provided by Wiliot to its other partners (“Wiliot Level 3 Support”). Other than Wiliot Level 3 Support, Dot Ai shall be solely responsible for providing all support and maintenance related to Wiliot IoT Pixels and Hardware. Any technical support or maintenance for Wiliot IoT Pixels in addition to Wiliot Level 3 Support (such as on-site technical support), as well as technical support or maintenance for Hardware, will be deemed Professional Services, and subject to Section 7.3 (Wiliot Professional Services) below.

7.2.	Wiliot Cloud Support to Dot Ai. Subject to Dot Ai remaining current on all payment obligations hereunder, Wiliot (and/or its Affiliates and service providers) will provide Dot Ai with technical support for Wiliot Cloud consistent with the then-current Wiliot Cloud Service Level Agreement (currently available at: https://www.wiliot.com/sla#01) (“Wiliot Support”). For the avoidance of doubt, Wiliot Support is only provided to Dot Ai, and Wiliot is not required to provide any Wiliot Cloud-related support or maintenance to any Customer.[1] Other than Wiliot Support, Dot Ai shall be solely responsible for providing all support and maintenance related to Integrated Solution. Any technical support or maintenance for Wiliot Cloud in addition to Wiliot Support (such as on-site technical support), will be deemed Professional Services, and subject to Section 7.3 (Wiliot Professional Services) below.

7.3.	Wiliot Professional Services. Professional Services provided by Wiliot to Dot Ai shall be subject to mutual agreement of the Parties and shall be set out in sequential Statements of Work that reference this Agreement (and any corresponding price quote) and are executed by both Parties and/or in Professional Services projects executed via the Wiliot Portal (each, an “SOW”). Professional Services shall be charged in accordance with the corresponding SOWs. Each SOW is hereby deemed incorporated into this Agreement by reference. To the extent of any conflict between the main body of this Agreement and an SOW, the former shall prevail, unless and to the extent that: (i) the SOW expressly states otherwise, or (ii) the conflict relates to purely technical or operational aspects of the Professional Services.[2]

7.4.	General. Support Services and Professional Services (collectively, “Services”) will be performed by Wiliot and/or its Affiliates, and are provided for the benefit of Dot Ai only. Dot Ai shall fully cooperate with Wiliot, and shall make available to Wiliot all relevant systems, assets, and resources, in connection with the provision of Services. With Dot Ai’s prior written approval (in its sole discretion) Wiliot may subcontract Services (in whole or in part) to a third party contractor, and Wiliot shall remain primarily responsible for such contractor’s performance of the Services. Unless expressly agreed otherwise in writing, Services shall be carried out remotely, and any physical attendance at Dot Ai’s offices or other locations requested by Dot Ai, if agreed to by Wiliot (for example, in a Professional Services SOW), shall be charged at Wiliot’s then-current rates, and Wiliot shall also be entitled to reimbursement for reasonable travel and lodging costs and expenses incurred that are approved in writing prior to incurrence.

8.	OWNERSHIP

8.1.	Wiliot Materials. Notwithstanding anything in this Agreement to the contrary, Wiliot (and/or its licensors and suppliers, as applicable) is, and shall be, the sole and exclusive owner of all right, title (except for title to Wiliot IoT Pixels and Hardware purchased hereunder) and interest, including without limitation all Intellectual Property Rights, in and to:

(a)	the Wiliot IoT Pixels and Hardware;

(b)	the Wiliot Cloud;

(c)	Marketing Material;

(d)	the Marks;

(e)	any Feedback;

(f)	Wiliot’s Confidential Information; and

(g)	any modifications, customizations, adaptations, translations, improvements, and/or derivative works of or to any of the foregoing (regardless of authorship or inventorship)

((a) through (g) collectively, the “Wiliot Materials”). To the extent any of the foregoing Intellectual Property Rights do not vest automatically in Wiliot, Dot Ai hereby irrevocably assigns (and shall procure the assignment of) such Intellectual Property Rights to Wiliot (as well as its designees, successors, and assigns).

8.2.	Marks. Any goodwill or other benefit derived as a result of any use of any of Wiliot’s Marks shall inure to the sole benefit of Wiliot. Dot Ai shall not, at any time during or after the Term: (a) claim any right, title, or interest in or to, attempt to register in any jurisdiction, or do anything that may adversely affect the validity or enforceability of, any of Wiliot’s Marks; and/or (b) adopt, register or use in any manner whatsoever any name, mark, logo, title, expression, word, device, symbol, or combination thereof, which in any way imitates, resembles, dilutes, or is similar to any of Wiliot’s Marks. Furthermore, at Wiliot’s reasonable request and expense, Dot Ai shall take commercially reasonable efforts to assist Wiliot in the protection of its Marks in the Territory.

9.	CONFIDENTIALITY

9.1.	General. Either Party may disclose or otherwise make available Confidential Information under this Agreement and shall, in doing so, be referred to as the “Discloser” hereunder. The other Party when receiving Confidential Information shall be referred to as the “Recipient”. For the avoidance of doubt, disclosures by, to, or between the Parties’ respective Affiliates shall also be deemed Confidential Information and be subject to this Agreement.

9.2.	Exclusions. Confidential Information shall not include any information that: (a) is or becomes lawfully known by the Recipient, on a non-confidential basis; (b) is or becomes, through no fault of the Recipient, available to the general public; (c) is or becomes independently developed by the Recipient without use or reference to Confidential Information; or (d) is or becomes rightfully disclosed to Recipient on a non- confidential basis by a third party.

9.3.	Safeguarding. Recipient shall keep the Discloser’s Confidential Information confidential and shall not use or disclose the Confidential Information for any purpose, except to perform its obligations under this Agreement. To maintain the confidentiality of the Discloser’s Confidential Information, Recipient agrees to use the same degree of care it employs for the protection of its own Confidential Information (and in any event, a reasonable degree of care), and to procure that all such measures and safeguards are taken by its Representatives (defined below).

9.4.	Non-Disclosure. Recipient shall not disclose or make available any Confidential Information to any person other than to its Representatives (defined below) who have a reasonable need to know the Confidential Information for the purpose of Recipient performing its obligations under this Agreement, and who are bound to the Recipient by an agreement of confidentiality that contains substantially the same confidentiality obligations contained in this Agreement (or by comparable fiduciary or professional duties of confidentiality). Recipient shall remain primarily responsible and liable for its Representatives’ improper use or disclosure of the Confidential Information. “Representatives” means Recipient’s and/or its Affiliates’ directors, officers, employees, professional advisors (including, without limitation, attorneys, financiers, and accountants), contractors, and agents.

9.5.	Compelled Disclosure. Recipient may disclose Confidential Information to the minimum extent required by a Legal Requirement; provided, however, that before Recipient does so disclose it shall, to the extent legally permitted, use reasonable endeavours to give the Discloser as much notice of such disclosure as possible, and reasonably assist Discloser in seeking a protective order or other appropriate remedy. “Legal Requirement” means (a) an order of any court of competent jurisdiction, any regulatory, judicial, governmental or similar body, or any taxation authority of competent jurisdiction, (b) the rules of any listing authority or stock exchange on which its shares or those of any of its Affiliates are listed or traded, and/or (c) the laws or regulations of any country to which its affairs or those of any of its Affiliates are subject.

9.6.	Proprietary Notices. Recipient shall not remove, alter, or conceal any copyright, trademark, patent, or other proprietary rights notices displayed on or in Confidential Information except as provided in this Agreement.

9.7.	Return/Destruction of Confidential Information. Promptly following written request by Discloser at any time (including within a reasonable time following termination of this Agreement), Recipient shall, as reasonably directed, return, destroy, and/or permanently delete all Confidential Information in its possession or control, and shall thereafter, upon written request, have one of its officers certify in a signed writing compliance with the foregoing. Notwithstanding the foregoing, the Recipient may retain an archival copy of Confidential Information solely to the extent that: (a) such archival copy is contained in electronic files as part of the Recipient’s regular data backup or archiving procedures, and/or (b) such retention is required by any Legal Requirement; and in each of the foregoing cases under paragraphs (a) and (b), provided further that the Recipient shall refrain from accessing or using such Confidential Information, and shall continue to be bound by its obligation of confidentiality hereunder.

9.8.	Definition of Confidential Information. “Confidential Information” means all confidential and proprietary information disclosed by one Party to the other Party, regardless of form, which a reasonable person would understand to be confidential given the nature of the information and/or the circumstances of disclosure, and includes, but is not limited to: (a) any information related to Discloser’s business, such as cost data, pricing methodologies, price lists, business plans and opportunities, marketing plans, financial and accounting information, forecasts and valuations, market share data, sales volumes, discounts, and budgets; (b) information relating to actual or potential customers, suppliers, products and services; and (c) technical data, computer programs and software code (including firmware and source code), ideas, inventions, algorithms, know-how, analyses, lab notebooks, specifications, processes, techniques, formulas, engineering designs and drawings, architectures, circuit schematics and circuit layouts, models, samples, hardware configuration information, and other technology and intellectual property. For the avoidance of doubt, the Wiliot Materials, as well as the Wiliot-Dot Ai Pricing, are Confidential Information of Wiliot.

10.	LIMITED WARRANTY; DISCLAIMER

Wiliot provides Dot Ai and each Customer with the warranty set forth in the then-current Limited Warranty (currently available at: https://www.wiliot.com/limited-warranty) (the “Limited Warranty”).

Other than the Limited Warranty:

THE WILIOT MATERIALS AND ALL OTHER GOODS AND SERVICES PROVIDED BY OR ON BEHALF OF WILIOT ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTEE OR CONDITION OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET POSSESSION, NON- INFRINGEMENT, TITLE, OR THAT OTHERWISE ARISE FROM A COURSE OF PERFORMANCE OR DEALING, OR USAGE OF TRADE, ALL OF WHICH ARE HEREBY DISCLAIMED BY WILIOT AND ITS SUPPLIERS AND LICENSORS. NOR DOES WILIOT GUARANTEE ANY MINIMUM NUMBER OF QUALIFIED CUSTOMERS, REQUESTS, OR TRANSACTIONS.

WILIOT DOES NOT MAKE ANY REPRESENTATION, WARRANTY, GUARANTEE OR CONDITION, AND SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR ANY DAMAGE, LOSS, COST OR EXPENSE WHATSOEVER (INCLUDING WITHOUT LIMITATION DEATH, PERSONAL INJURY, OR PROPERTY DAMAGE) REGARDING: (A) THE EFFECTIVENESS, USEFULNESS, RELIABILITY, COMPLETENESS, ACCURACY, OR QUALITY OF ANY WILIOT MATERIALS OR OTHER CONTENT, OR THAT THE USE THEREOF WILL BE UNINTERRUPTED, SECURE, OR ERROR-FREE; (B) THE OPERATION OF ANY CELLULAR NETWORKS, THE PASSING OR TRANSMISSION OF CONTENT VIA ANY NETWORKS OR THE CLOUD, OR ANY OTHER CELLULAR OR DATA CONNECTIVITY PROBLEMS; (C) CONTENT RECEIVED FROM OR SHARED WITH ANY THIRD PARTY SOFTWARE APPLICATIONS OR APIs, OR TRANSMISSION OF CONTENT VIA OTHER COMMUNICATION METHODS; AND/OR (D) THE SATISFACTION OF, OR COMPLIANCE WITH, ANY GOVERNMENT REGULATIONS OR STANDARDS.

11.	INDEMNIFICATION

11.1.	Indemnification by Wiliot. In the event a third party makes or institutes any claim, action, or proceeding against Dot Ai or Dot Ai’s Affiliates (each, a “Dot Ai Indemnitee”) alleging that Dot Ai’s distribution of the Wiliot Cloud, Wiliot IoT Pixels or Hardware in accordance with this Agreement infringes such third party’s copyright or patent (an “Infringement Claim”) or which arises due to Wiliot’s or an Affiliate’s material breach of this Agreement (together, with an Infringement Claim, each a “Dot Ai Claim”), Wiliot shall, as its sole liability and Dot Ai’s sole remedy for the Dot Ai Claim:

(a)	at its own expense, defend Dot Ai Indemnitee against the Dot Ai Claim; and

(b)	indemnify and hold harmless Dot Ai Indemnitee for any amount finally awarded against or imposed upon Dot Ai Indemnitee (or otherwise agreed in settlement) under the Dot Ai Claim.

Wiliot will have no obligation or liability under this Section (Indemnification by Wiliot) to the extent that the Infringement Claim is based solely on: (i) a modification to the Wiliot Cloud, Wiliot IoT Pixel or Hardware (or part thereof) not made or approved by Wiliot; (ii) the combination of the Wiliot Cloud, Wiliot IoT Pixel or Hardware (or part thereof) with any third party product or service (for example, as part of the Integrated Solution); and/or (iii) any Dot Ai instructions, requirements, or specifications.

11.2.	Indemnification by Dot Ai. In the event a third party makes or institutes any claim, action, or proceeding against Wiliot or its Affiliates (each a “Wiliot Indemnitee”), which arises from Dot Ai’s material breach of any provision of this Agreement (each a “Wiliot Claim”), Dot Ai shall:

(a)	at its own expense, defend the Wiliot Indemnitee against the Wiliot Claim; and

(b)	indemnify and hold harmless the Wiliot Indemnitee for any amount finally awarded against or imposed upon the Wiliot Indemnitee (or otherwise agreed in settlement) under the Wiliot Claim.

11.3.	Procedure. As a condition to the above indemnities, the Party seeking indemnification (“Indemnitee”) shall: (a) to provide the indemnifying Party with prompt written notice of the Infringement Claim, Dot Ai Claim or Wiliot Claim, as the case may be (“Claim”); (b) cede to the indemnifying Party full control of the defense and settlement of the Claim (except that any settlement shall require Indemnitee’s prior written consent, not to be unreasonably withheld, conditioned or delayed); provided, however, that nothing in this Agreement shall prohibit, restrict or limit Indemnitee’s right to seek and obtain any injunctive relief to which Indemnitee shall be entitled, or Indemnitee’s right to full control of the defense and settlement of a Claim that subjects Indemnitee to criminal liability; (c) provide the indemnifying Party (at its expense) with all information and assistance reasonably requested by it; and (d) not to admit any liability under (or otherwise compromise) the Claim. Indemnitee may participate, but any participation by the Indemnitee in the defense of the Claim shall be at its own cost and expense.

12.	LIMITATION OF LIABILITY

12.1.	IN NO EVENT WILL EITHER PARTY OR ITS AFFILIATES BE LIABLE UNDER, OR OTHERWISE IN CONNECTION WITH, THIS AGREEMENT FOR: (A) ANY CONSEQUENTIAL, INDIRECT, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES; (B) ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF REVENUE, OR LOSS OF ANTICIPATED SAVINGS; (C) ANY LOSS OF, OR DAMAGE TO, DATA, REPUTATION, OR GOODWILL; AND/OR (D) THE COST OF PROCURING ANY SUBSTITUTE GOODS OR SERVICES. THE FOREGOING EXCLUSIONS SHALL NOT APPLY TO ANY OF THE FOLLOWING (EACH, AN “EXCLUDED CLAIM”): GROSS NEGLIGENCE, WILLFUL MISCONDUCT, A BREACH UNDER SECTION 9 (CONFIDENTIALITY), AND/OR A BREACH OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS (SUCH AS A BREACH OF THE DOT AI LICENSE OR THE LICENSE RESTRICTIONS).

12.2.	THE COMBINED AGGREGATE LIABILITY OF WILIOT AND ITS AFFILIATES UNDER, OR OTHERWISE IN CONNECTION WITH, THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS ACTUALLY PAID BY DOT AI TO WILIOT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

12.3.	EXCEPT FOR EXCLUDED CLAIMS, AS WELL AS AMOUNTS PAYABLE TO WILIOT HEREUNDER, THE COMBINED AGGREGATE LIABILITY OF DOT AI AND ITS AFFILIATES UNDER, OR OTHERWISE IN CONNECTION WITH, THIS AGREEMENT SHALL NOT EXCEED THE AMOUNTS ACTUALLY PAID BY DOT AI TO WILIOT DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY.

12.4.	THE FOREGOING EXCLUSIONS AND LIMITATION SHALL APPLY: (A) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW; (B) EVEN IF A PARTY HAS BEEN ADVISED, OR SHOULD HAVE BEEN AWARE, OF THE POSSIBILITY OF LOSSES, DAMAGES, OR COSTS; (C) EVEN IF ANY REMEDY IN THIS AGREEMENT FAILS OF ITS ESSENTIAL PURPOSE; AND (D) REGARDLESS OF THE THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY, OR OTHERWISE.

13.	TERM AND TERMINATION

13.1.	Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with the terms of this Agreement, shall remain in full force and effect for an initial period of 12 months (the “Initial Term”), following which this Agreement shall automatically renew for successive 12-month periods (each, a “Renewal Term”, and together with the Initial Term, the “Term”), unless either Party provides the other Party in writing that it chooses not to renew (“Non-Renewal Notice”) at least thirty (30) days prior to the end of the then-current Term.

13.2.	Termination for Convenience. Each Party may terminate this Agreement for convenience upon ninety (90) days’ prior written notice to the other Party.

13.3.	Termination for Breach. Each Party may terminate this Agreement immediately upon written notice to the other Party if the other Party materially breaches this Agreement and fails to cure that breach within thirty (30) days after receipt of written notice specifying the material breach.

13.4.	Termination for Bankruptcy. Each Party may terminate this Agreement immediately upon written notice to the other Party in the event of: (a) a liquidation, bankruptcy, or insolvency proceeding instituted by the other Party; (b) a liquidation, bankruptcy, or insolvency proceeding instituted against the other Party that is not dismissed within sixty (60) days of commencement; (c) an appointment of a receiver for the other Party’s business, which appointment is not cancelled within sixty (60) days thereof; (d) the other Party making a general assignment for the benefit of creditors; and/or (e) an election by the other Party to dissolve or wind-up its business, or to commence such process.

13.5.	Termination for Cause. Each Party may terminate this Agreement immediately upon written notice to the other Party if: (a) the other Party commits a material breach under this Agreement and, if curable, fails to cure that breach within thirty (30) days after receipt of written notice specifying the material breach (except that for payment defaults, such cure period will be seven days); and/or (b) upon the occurrence of any of the following events in respect of such other Party: (i) a receiver is appointed for the other Party or its property, which appointment is not dismissed within sixty (60) days; (ii) the other Party makes a general assignment for the benefit of its creditors; (iii) the other Party commences, or has commenced against it, proceedings under any bankruptcy, insolvency or debtor’s relief Law, which proceedings are not dismissed within sixty (60) days; or (iv) the other Party is liquidating, dissolving or ceasing normal business operations.

13.6.	Effect of Termination; Survival. Upon the effective date of termination of this Agreement:

(a)	the Dot Ai License shall automatically terminate, the Certification will expire, Dot Ai shall promptly cease all marketing and promotional activities hereunder (such as referring to itself as an authorized Wiliot reseller), and remove all Wiliot Marks and similar references of/to Wiliot from Dot Ai’s website and marketing materials, and Wiliot shall be entitled to revoke Dot Ai’s access to the Wiliot Portal;

(b)	Dot Ai shall promptly pay any then-outstanding amounts owing to Wiliot;

(c)	In respect of each Qualified Customer that has a valid subscription to the Integrated Solution, Wiliot shall continue to make available the Wiliot Cloud for a period that is the longer of: (i) the remainder of the Customer’s then-current subscription term, or (ii) twelve (12) months. Accordingly, Dot Ai shall not enter into any subscription renewals with such a Qualified Customer; and

(d)	the Parties shall continue to fulfill any Purchase Orders executed prior to such termination.

For the avoidance of doubt, Wiliot shall not be required to accept the return of, or otherwise buy-back, any Wiliot IoT Pixels or Hardware from Dot Ai’s stock on termination of this Agreement; and, following termination, Dot Ai expressly agrees to refrain from selling the Wiliot IoT Pixels and Hardware in stock at reduced prices. Termination of this Agreement shall not affect any rights or obligations that accrued as of the effective date of termination. Any provision of this Agreement that ought by its nature to survive the termination of this Agreement, shall survive, as shall Sections 8 (Ownership) through 14 (Miscellaneous) inclusive, as well as all payment obligations hereunder. Notwithstanding any breach of the terms of this Agreement and/or the termination of this Agreement, the confidentiality obligations set forth in Section 9 (Confidentiality) shall survive any breach or termination of this Agreement for three (3) years following termination; provided, however, that with respect to the trade secrets of Discloser, Recipient’s obligations of confidentiality shall remain in effect for as long as such information shall remain a trade secret under applicable law.

14.	MISCELLANEOUS

14.1.	Entire Agreement. This Agreement (and its attachments) represents the entire agreement of the Parties with respect to the subject matter hereof, and supersedes and replaces all prior and contemporaneous oral or written understandings and statements by the Parties with respect to such subject matter. To the extent of any conflict between the main body of this Agreement and a Purchase Order, the former shall prevail. In entering into this Agreement, neither Party is relying on any representation or statement not expressly specified in this Agreement. The section and subsection headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts each of which will be considered an original, but all of which together will constitute one and the same instrument. The language of this Agreement is solely English. All documents, notices, and other written communications relating to this Agreement shall be in English.

14.2.	Amendments. This Agreement may only be amended or supplemented by a written instrument (referencing this Agreement) duly signed by each Party.

14.3.	Assignment. This Agreement may not be assigned, in whole or in part, by either Party without the prior express written consent of the other Party; except, however, that either Party may, upon written notice, assign this Agreement in whole to: (A) an Affiliate; or (B) a successor in connection with a merger, consolidation, or acquisition of all or substantially all of the assigning Party’s assets or business relating to this Agreement. In the case of Dot Ai assigning this Agreement, the assignment shall only be valid if the Affiliate or successor (as applicable) is Certified. Any prohibited assignment will be null and void. Subject to the provisions of this Section (Assignment), this Agreement will bind and benefit each Party and its respective successors and assigns. Furthermore, any Wiliot obligation hereunder may be performed (in whole or in part), and any Wiliot right (including invoice and payment rights) or remedy may be exercised (in whole or in part), by an Affiliate of Wiliot.

14.4.	Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any conflicts of laws rules or principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is hereby disclaimed. Any claim, dispute or controversy between the Parties will be subject to the exclusive jurisdiction and venue of the courts located in Delaware and each Party hereby irrevocably submits to the personal jurisdiction of such courts and waives any jurisdictional, venue, or inconvenient forum objections to such courts. Notwithstanding the foregoing, each Party may seek equitable relief in any court of competent jurisdiction. EXCEPT TO SEEK EQUITABLE RELIEF, PAYMENT OF FEES, OR TO OTHERWISE PROTECT OR ENFORCE A PARTY’S INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIALITY OBLIGATIONS, NO ACTION, REGARDLESS OF FORM, UNDER THIS AGREEMENT MAY BE BROUGHT BY EITHER PARTY MORE THAN ONE (1) YEAR AFTER THE DATE ON WHICH THE CORRESPONDING LIABILITY AROSE. Any claims or damages that Dot Ai may have against Wiliot shall only be enforceable against Wiliot or its Affiliates performing services or providing products hereunder, and not any other entity or Wiliot’s officers, directors, representatives, or agents.

14.5.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, then: (a) the remaining provisions of this Agreement shall remain in full force and effect; and (b) the Parties hereto agree that the court making such determination shall have the power to limit the provision, to delete specific words or phrases, or to replace the provision with a provision that is legal, valid and enforceable and that most closely approximates the original legal intent and economic impact of such provision, and this Agreement shall be enforceable as so modified in respect of such jurisdiction. In the event such court does not exercise the power granted to it as aforesaid, then such provision will be ineffective solely as to such jurisdiction, and will be substituted (in respect of such jurisdiction) with a valid, legal and enforceable provision that most closely approximates the original legal intent and economic impact of such provision.

14.6.	Publicity. Wiliot may use Dot Ai’s name and logo on its website (including without limitation in the Wiliot Portal) and in its promotional materials to state that Dot Ai is a reseller of Wiliot, subject to Dot Ai’s prior written approval (in its sole discretion).

14.7.	Waiver and Remedies. No failure or delay on the part of either Party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or remedy preclude any other or further exercise thereof, or the exercise of any other right or remedy. Any waiver granted hereunder must be in writing, duly signed by the waiving Party, and will be valid only in the specific instance in which given. Except as may be expressly provided otherwise in this Agreement, no right or remedy conferred upon or reserved by either Party under this Agreement is intended to be, or will be deemed, exclusive of any other right or remedy under this Agreement, at law, or in equity, but will be cumulative of such other rights and remedies.

14.8.	Relationship. The relationship of the Parties is solely that of independent contractors, neither Party nor its employees are the servants, agents, partners or employees of the other, and no exclusivities arise out of this Agreement. Nothing in this Agreement shall be construed to create a relationship of employer and employee, principal and agent, joint venture, partnership, association, or otherwise between the Parties. Each Party will conduct its business under its own name, its own responsibility and risk, and for its own account. Neither Party has any authority to enter into agreements of any kind on behalf of the other Party and neither Party will create or attempt to create any obligation, express or implied, on behalf of the other Party. This Agreement is entered into by Wiliot and Dot Ai on the express understanding that: (a) Dot Ai carries out its performance hereunder bearing all financial and commercial risks related thereto and, therefore, it and its activities are not subject to agency laws and related notification and compensation requirements applicable to commercial agents; and (b) upon termination of this Agreement, Dot Ai shall in no event be entitled to (and hereby waives) any payment by way of compensation or otherwise from Wiliot, in respect of the sales organization set up by Dot Ai, the investments made, if any, during the Term of this Agreement, any benefits of Wiliot stemming from such investments either during or after the Term of the Agreement, or any costs incurred by Dot Ai in these various respects.

14.9.	No Third Party Beneficiaries. Except as expressly stated otherwise herein, there shall be no third-party beneficiaries of or under this Agreement.

14.10.	Force Majeure. Neither Party shall have any liability, or otherwise be deemed in breach, for any performance (excluding payment obligations) under this Agreement that is prevented, hindered, or delayed by reason of an event of Force Majeure (defined below). The Party so affected shall be excused from such performance to the extent that, and for so long as, performance is prevented, interrupted, or delayed by the Force Majeure, but in no event longer than 45 consecutive days. If and when performance is resumed, all dates specified under this Agreement shall be automatically adjusted to reflect the period of such prevention, interruption, or delay by reason of such Force Majeure. For purposes of this Agreement, an event of “Force Majeure” shall be defined as: (a) fire, flood, earthquake, explosion, pandemic or epidemic (or similar regional health crisis), or act of God; (b) strikes, lockouts, picketing, concerted labor action, work stoppages, other labor or industrial disturbances, or shortages of materials or equipment, or failure of (or delay in) delivery by Wiliot’s suppliers or carriers; (c) invasion, war (declared or undeclared), terrorism, riot, insurrection, or civil commotion; (d) an act of governmental or quasi- governmental authorities that makes performance impossible; (e) failure of the internet or any public telecommunications network, hacker attacks, denial of service attacks, computer virus or other malicious software attacks or infections, shortage of adequate power or transportation facilities; and/or (f) any matter beyond the reasonable control of the affected Party.

14.11.	Notices. Except as may be specified otherwise in this Agreement, all notices, consents, or other communications provided for in connection with this Agreement shall be in writing, and shall be deemed given upon: (a) personal delivery; (b) the second business day after mailing via either U.S. mail or mailing via registered or certified mail with postage prepaid and return receipt requested; (c) upon delivery confirmation by nationally recognized overnight delivery service (“Courier”); (d) the second business day after sending confirmed by facsimile; (e) the first business day after sending by email. Notwithstanding the foregoing, except for termination notices, Wiliot shall be entitled to give notice to Dot Ai via Dot Ai’s Wiliot Portal account.

14.12.	Export Compliance. Neither Wiliot nor Dot Ai shall transfer, export, re-export, import, re-import or divert the Wiliot Solution (or part thereof) in violation of any Export Control Laws (defined below) applicable to such Party, and neither Wiliot nor Dot Ai shall transfer, export, re-export, import, re-import or divert the Wiliot Solution (or part thereof) to Lebanon, Syria, Iran, Iraq, the Crimea, Donetsk, or Luhansk regions of Ukraine, Yemen, Cuba, or North Korea (or other countries specifically designated in writing by Wiliot from time to time). In the event of a breach under this Section (Export Compliance), Dot Ai and Wiliot agree to indemnify and hold harmless the other Party and its Affiliates (and their respective directors, officers, and employees) for any fines and/or penalties imposed upon the other Party or its Affiliate (or such persons) as a result of such breach. “Export Control Laws” means all export re-export control, and sanctions, Laws applicable to Dot Ai and/or Wiliot, as applicable, as well as the Export Administration Regulations (EAR) maintained by the US Department of Commerce, trade and economic sanctions maintained by the US Treasury Department’s Office of Foreign Assets Control (OFAC), and the International Traffic in Arms Regulations (ITAR) maintained by the US Department of State.

14.13.	Anti-Corruption. Dot Ai shall ensure that its marketing and promotional activities comply with all applicable Laws. Without derogating from the generality of the foregoing, Dot Ai shall comply with all applicable Laws applicable to Dot Ai regarding anti-bribery, anti-corruption, money laundering, or terrorist financing (including without limitation the United States Foreign Corrupt Practices Act, 15 U.S.C. §78dd-1 et seq. (“FCPA”) and United Kingdom Bribery Act of 2010 (“UKBA”)), and will comply with reasonable audit requests made by Wiliot in writing to verify such compliance. Furthermore, on an annual basis and in writing to Wiliot, at the request of Wiliot, Dot Ai will confirm its compliance with the FCPA, UKBA and other applicable such Laws. Without limiting the foregoing, Dot Ai represents, warrants and covenants that, to its actual knowledge, none of its owners, shareholders, officers, directors, employees or agents: (a) has been convicted of, or is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding, any offense or alleged offense, under any such anti-bribery, anti-corruption, money laundering, and/or terrorist financing Laws (and Dot Ai will immediately notify Wiliot in writing if, during the Term, any such persons have engaged in behavior that may violate such Laws); and (b) has made or will make any direct or indirect payments (in money or any other item of value, such as gifts), or make any offers or promises to pay any money or such other item of value, to any of the following recipients, for the purpose of influencing such government official to obtain or retain business (or to make or refrain from making any decisions favorable) to Dot Ai, Wiliot, or both: (A) any government or public official, employee, agent, any government-owned or government- controlled entity, or any person acting in an official capacity on behalf of any of the foregoing; (B) any official, employee or agent of a public international organization; (C) any political party or official, employee or agent thereof; and/or (D) any candidate for political office. In the event Dot Ai breaches any of the foregoing (in whole or in part), it shall indemnify and hold harmless Wiliot for any fine or penalty imposed upon Wiliot and/or its Affiliates as a result of such breach.

14.14.	Expense. Except as expressly stated otherwise in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, signature and performance of this Agreement (and any documents referred to in it).

[Intentionally Left Blank -- Signature Page Follows]

IN WITNESS WHEREOF, Wiliot and Dot Ai have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the Effective Date.

WILIOT LTD.

By:	/s/ Yaron Elboim
Name:	Yaron Elboim
Title:	COO

SEE ID, INC. dba Dot Ai

By:	/s/ Edmund S. Nabrotzky
Name:	Edmund S. Nabrotzky
Title:	CEO